EXHIBIT 10.26

Madison River Telephone Company, LLC

Long Term Incentive Plan

Second Amended and Restated Plan Provisions and Features

1.    Purpose. This Long Term Incentive Plan (the “Plan”) is intended to enable Madison River Telephone Company, LLC, a Delaware limited liability company (the “Company”), to attract and retain in its employ persons of outstanding competence, and to promote an entrepreneurial attitude among key employees of the Company by providing to employees of the Company and its direct or indirect subsidiaries certain grants awarded to participants of the Plan. This Plan was previously established effective November 1, 1998 and amended March 26, 2004, and is hereby amended and restated in its entirety. Payouts under the Plan can be made only to the extent that distributions are available to the holders of either Class B and/or Class D Units of the Company. Distributions to the holders of Class B and/or Class D Units will be available if and only if invested capital and specified threshold rates of return are first paid to the holders of Class A Units of the Company pursuant to the terms and conditions of the Operating Agreement. If invested capital and the specified rates of return are not paid to the holders of Class A Units, as a result of one or more liquidity events such as an initial public offering and follow on offerings or sale of the Company, no payments will be made under this Plan. The Plan will continue in existence, subject to the terms and conditions set forth below, notwithstanding the fact that a liquidity event occurs, but the required payments to the holders of Class A Units has not been fulfilled. The amount and timing of any payments under the Plan is uncertain and payments, if made, may be made at various times and over several years. Many factors affect the potential for distributions under the Plan, including but not limited to general market conditions and the interest rate environment as well as the financial performance of the Company.

2.    Definitions. Unless otherwise specified in this Plan, capitalized terms used in this Plan shall have the following meanings.

(a)    “Applicable Laws” has the meaning set forth in Section 3(a) hereof.

(b)    “Available LTIP Fund” has the meaning set forth in Section 4 hereof.

(c)    “Board” has the meaning set forth in Section 3(a) hereof.

(d)    “Commencement Date” means the date on which the Company awards Grants to a Participant. If a Participant is awarded Grants on different dates, the date of each award will be deemed the Commencement Date for that particular award.

(e)    “Committee” has the meaning set forth in Section 3(a) hereof.

(f)    “Effective Date” means November 1, 1998, the date the Plan was approved by the Board.

(g)    “Grant” shall be an amount based on a Participant’s base salary at the time of recommendation, and expressed in units as the maximum amount payable to such Participant.

(h)    “Grant Account Balance” has the meaning set forth in Section 8 hereof.

(i)    “Operating Agreement” means the Madison River Telephone Company, LLC, Amended and Restated Limited Liability Company Agreement, dated as of April 24, 1997, as it may have been or may be amended from time to time.

(j)    “Participant” means an employee of the Company or any Related Entity who is awarded a Grant or Grants hereunder by the Board.

(k)    “Participant Ledger” has the meaning set forth in Section 4 hereof.

(l)    “Plan Distribution” has the meaning set forth in Section 8 hereof.

(m)    “Plan Percentage Interest” means the proportionate participation rights, expressed as a percentage, as adjusted from time to time, of each Participant relative to the other Participants, as set forth in Section 8 of this Plan. The Plan Percentage Interest of each Participant at any point in time shall be determined by reference to the following calculation:

The Plan Percentage Interest of each Participant shall be a fraction determined by reference to the following:

Amount of Participant’s Grant
Aggregate Amount of all Participants’ Grants

It being understood that the Company may, from time to time, (i) award additional Grants to other persons and (ii) modify the Plan Percentage Interest of each Participant due to employee Terminations or due to satisfaction of an employee’s Grant Account Balance, without notice to any Participant. A Participant may obtain a statement of such Participant’s then current Plan Percentage Interest at any time upon request to the Secretary of the Company.

(n)    “Related Entity” means any successor to the Company by merger, consolidation, liquidation, statutory conversion, or other reorganization that has made provision for adoption of this Plan and the assumption of the Company’s obligations thereunder, as well as (i) any entity of which at least a majority of the outstanding voting interests are, directly or indirectly, owned or controlled by the Company and (ii) any entity that, directly or indirectly owns or controls at least a majority of the outstanding voting interests in the Company.

(o)    “Termination” means a Participant’s severance from employment with the Company or a Related Entity for any reason, including but not limited to death, retirement,

disability, voluntary resignation or discharge, for cause or without cause, but only if the Participant is not immediately thereafter employed by the Company or a Related Entity.

(p)    “Termination Date” shall mean the date of a Participant’s Termination.

Capitalized terms not otherwise defined herein shall have the meaning set forth in the Operating Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

3.    Administration.

(a)    The Plan shall be administered by (i) the Board of Managers of the Company (the “Board”) or (ii) a committee consisting of representatives or other persons appointed by the Board (the “Committee”). The appointment of the members of, and the delegation of powers to, the Committee by the Board shall be consistent with applicable laws and regulations (collectively, the “Applicable Laws”). Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time, the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies, however caused, and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by the Applicable Laws.

(b)    The construction and interpretation by the Board of any provision of this Plan shall be final and conclusive. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Grant awarded under it. Subject to the terms of the Plan, the Board (or the Committee, if so appointed and further authorized to act in part or in full under this Subsection 3(b)) shall have the authority to:

(i)    determine the Participants who shall participate in the Plan from time to time;

(iii)    determine the amount of a Grant to be awarded to a Participant;

(iv)    determine the Commencement Date of the Grant;

(v)    determine the vesting of the Grant; and

(vi)    interpret the Plan and prescribe and rescind rules and regulations relating to it.

(c)    The Committee may select one of its members as its chairman, and shall hold meetings at such times and places as it may determine. Acts by a majority of the Committee, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee. All references in this Plan to the Committee shall mean the Board if no Committee has been appointed.

4.    Designation of Available LTIP Fund. The Company has created a fund (hereinafter referred to as the “Available LTIP Fund”) which shall be funded from thirty-five percent (35%) of Distributions (as defined by reference to the Operating Agreement) otherwise payable to the holders of Class B Units pursuant to Sections 4.1 (a)(iii) through 4.1(a)(vii) of the Operating Agreement and/or sixty percent (60%) of Distributions otherwise payable to the holders of Class D Units pursuant to Sections 4.1(a)(viii), when and if made, to be payable to the Available LTIP Fund. The Company shall distribute any payments received by the Available LTIP Fund in accordance with the terms and conditions of the Plan. The Company shall set up an appropriate record (hereinafter called the “Participant Ledger”) and thereafter from time to time enter therein the name of each Participant, the amount of the Grant awarded to him by the Board or the Committee, the Commencement Date, the vesting date, if any, for such Grant and the Plan Percentage Interest applicable to such Grant. The Participant Ledger shall be updated from time to time to reflect additional Grants and resulting changes in Plan Percentage Interests. If any Grants awarded under the Plan shall be satisfied in full or shall be forfeited or expire for any reason, such Grants shall be eliminated from any calculations under the Plan and the remaining Participants’ Plan Percentage Interests shall be adjusted accordingly. The holders of Class B Units and Class D Units have, in an instrument signed of even date herewith, reaffirmed and ratified this Plan and such holders have agreed to the designation of the Available LTIP Fund and to the Distribution to the Available LTIP Fund of thirty-five percent (35%) of amounts otherwise payable to holders of Class B Units and/or sixty percent (60%) of amounts otherwise payable to holders of Class D Units as set forth above in this Section 4. Notwithstanding anything to the contrary herein, Participants shall not be entitled to any Distributions payable to the holders of Class A or Class C Units.

5.    Grants. Grants may be awarded under the Plan at any time after the Effective Date until termination of the Plan in accordance with the terms hereof. The date of a Grant under the Plan will be the date specified by the Board or Committee at the time it awards the Grant and shall be reflected as the “Commencement Date” on the Participant Ledger. All Grants will be approved in an aggregate annual amount for each Participant, divided by twelve and awarded in twelve, equal monthly amounts on the first of each calendar month for the twelve months immediately subsequent to the approval of such Grant.

6.    Vesting. The Grants awarded hereunder (i) shall vest only upon the actual payment of amounts into the Available LTIP Fund, as such payments are made from time to time, and then only if the Participant is an employee of the Company or a Related Entity at the time of the payment, and (ii) shall vest only to the extent of the amount of the Participant’s projected Plan Distribution with respect to such payment into the Available LTIP Fund (such Plan Distribution being calculated in accordance with Section 8 hereof).

7.    Termination of Grant.

(a)    When a Participant’s employment is severed by Termination, Participant shall cease to be a Participant, and as of the Termination Date the Participant shall forfeit all of his rights in any unvested Grant held by him (and in any unvested portion of any Grant which has partially vested pursuant to Section 6 hereof) and shall have no rights therein or under the Plan, and the Company shall have no obligation thereafter to make any Plan Distributions to such Participant with respect to any such forfeited Grant (or any forfeited portion of any Grant).

(b)    The termination of this Plan at any time after the Effective Date in accordance with the provisions of Section 12 hereof shall not terminate the Plan with respect to the Grants outstanding, and vested pursuant to Section 6, at the time of such termination, and the Participants shall be entitled to all rights and benefits under the Plan, including the Plan Distributions payable pursuant to the terms of Section 8 hereof for amounts paid into the Available LTIP Fund prior to, or at, the time of termination. After termination of the Plan, no additional amounts shall be paid into the Available LTIP Fund and no additional Plan Distributions shall be paid after amounts actually held in the Available LTIP Fund have been distributed to Plan Participants.

8.    Payment of Plan Distributions.

(a)    Participants shall share in the Available LTIP Fund in an amount equal to the product of (i) the amounts paid into the Available LTIP Fund from time to time, and (ii) such Participant’s Plan Percentage Interest (herein the “Plan Distribution”); provided, however, the amount payable to a Participant under the Plan shall not to exceed, on a cumulative basis for each Participant, the aggregate amount of Grants awarded to each Participant (the “Grant Account Balance”). At the time any Participant has received, on an aggregate basis, the amount included in such Participant’s Grant Account Balance, such Participant and the amount of Grants related to such Participant shall be removed and eliminated from each of the calculations determined under the Plan. For purposes of illustration only, if a Participant has been awarded a Grant of 250,000 units, and the aggregate amount of Grants to all employees equals 2,500,000 units and the amount of the Available LTIP Fund is $350,000, the Participant’s Plan Percentage would be 10% and the Participant’s Plan Distribution would be $35,000 (10% of $350,000).

9.    Limitation of Rights. Nothing in this Plan shall be construed to:

(a)    give any employee of the Company any right to the award of a Grant other than in the sole discretion of the Board or Committee if so authorized by the Board;

(b)    give a Participant any rights whatsoever with respect to the Class B and/or Class D Units of the Company or cause the Participant to be a Unitholder or Member of the Company, as such terms are defined in the Operating Agreement;

(c)    cause the Grants to be deemed Class B and/or Class D Units of the Company;

(d)    limit in any way the right of the Company or any Related Entity to terminate a Participant’s employment or consulting relationship with the Company or such Related Entity at any time; or

(e)    be evidence of any agreement or understanding, express or implied, that the Company or any Related Entity will employ a Participant in any particular position or at any particular rate of remuneration or for any particular period of time.

10.    Transferability and Assignability of Grants. No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge or encumber, or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefits. If any Participant hereunder shall become a bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right or benefit hereunder, then such right or benefit shall, in the discretion of the Board, cease, and in such event the Company may, in the discretion of the Board, hold or apply the same or any part thereof for the benefit of the Participant in such manner and in such proportion as the Board may deem proper.

11.    Adjustments. Unless otherwise provided in a written agreement between the Participant and the Company relating to the award of a Grant, the rights of a Participant hereunder shall be adjusted as hereinafter provided upon the occurrence of any of the following events:

(a)    If the Company is to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of the Company’s assets, equity interests, or otherwise (an “Acquisition”), unless otherwise provided in its sole discretion by the Board or Committee, the Board or Committee shall, as to outstanding vested Grants, make appropriate provision for the continuation of payments, if any, required under this Plan with such equitable adjustments as may be deemed necessary or appropriate in its sole discretion. In connection with any such Acquisition, there shall be no obligation on the part of any acquiring company to make payments to any Participant subsequent to the consummation of such Acquisition.

(b)    Except as expressly provided herein, no issuance by the Company of any Class B and/or Class D Units shall affect, and no adjustment by reason thereof shall be made with respect to, the award of Grants hereunder.

12.    Amendment or Termination of Plan.

(a)    The Board may terminate this Plan, provided however, that any such termination shall not affect the payment of the Plan Distributions for any vested amounts, if any, then held in the Available LTIP Fund, and any such vested amounts shall be distributed in accordance with the terms of Section 8 as soon as is administratively practicable in connection with any such termination.

(b)    This Plan (including all Grants awarded hereunder) shall automatically terminate upon the dissolution of the Company; provided, however, that any such termination shall not affect the payment of the Plan Distributions from the Available LTIP Fund related to previously vested Grants (or previously vested portions of Grants) or related to or in connection with such dissolution.

(c)    The Board may amend this Plan at any time; provided, however, that any amendment of this Plan adversely affecting the vested rights of Participants to payments of Plan Distributions in accordance with Section 8 hereof shall require the approval of such affected Participants. Notwithstanding the foregoing, the approval of such Participants will not be required to amend the Plan or the rights of Participants hereunder if, in the judgment of the Board, it is in the interest of the Company to comply with a request for amendment of the Plan necessary to receive any required governmental approval of the Plan or the award of Grants hereunder or to comply with any other request of any governmental agency. In no event shall the approval of the Participants be required for any amendment or termination of the Operating Agreement.

13.    Interpretation and Disputes. If any question shall arise in regard to the interpretation of any provision of this Plan or any agreement between the Company and Participant pursuant to this Plan or if any dispute or difference between the Company and Participant shall arise out of or in connection with this Plan or any agreement between the Company and Participant pursuant to this Plan, the determination by the Board or Committee if so authorized by the Board with respect to such question, dispute or difference shall be deemed conclusive.

14.    Nature of Company’s Obligation. The Company shall not be required to segregate any funds or other assets to be used for the payment of the Plan Distributions under this Plan, and no record or other notation on the Company’s books of the obligation created by this Plan shall be considered as evidence of the creation of a trust fund, an escrow or any other segregation of assets for the benefit of any Participant. The obligation of the Company to make the Plan Distributions described in this Plan is an unsecured contractual obligation only, and the Participants shall not have any beneficial or preferred interest by way of trust, escrow, lien or otherwise in and to any specific assets or funds of the Company. Each Participant shall specifically acknowledge and agree that (a) the Grants awarded pursuant to the terms of this Plan are not securities of the Company and do not create any right in the equity or capital of the Company, (b) the receipt of a Plan Distribution shall constitute ordinary income to the Participant for federal, state and local income tax purposes, and the Company shall be entitled to withhold and otherwise offset from any such Plan Distribution all applicable federal, state and local taxes in accordance with such tax laws, rules and regulations and (c) that the Participant understands that the Company makes no representation as to the tax consequences of participation in the Plan and that the Participant shall rely on such Participant’s own tax adviser for counsel regarding the tax consequences of participation in the Plan. Each Participant shall look solely to the general credit of the Company for satisfaction of any obligations due or to become due under this Plan. If the Company should, in its sole discretion, earmark or set aside any funds or other assets to pay benefits hereunder, the same shall, nevertheless, remain and be regarded as part of the general assets of the Company subject to the claims of its general creditors (and shall not be considered to be held in a fiduciary capacity for the benefit of any Participant), and the Participants shall not have any legal, beneficial, security or other property interest herein.

15.    Governing Law; Construction. The validity and construction of the Plan and the award of Grants hereunder shall be governed by the laws of the State of North Carolina without regard to principles of conflicts of law.

This Second Amended and Restated Plan was duly approved by the Board as of October 22, 2004.

/S/ PAUL H. SUNU
Secretary Madison River Telephone Company, LLC